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                                                                                          Exhibit 11




                               Movie Gallery, Inc.

                        Computation of Earnings Per Share

                                            Thirteen weeks ended          Thirty-nine weeks ended
                                         October 5     September 29      October 5     September 29
                                            1997           1996            1997            1996
                                       ------------    ------------    ------------    ------------

Net loss                               $ (1,669,000)   $ (4,237,000)   $   (876,000)   $ (2,214,000)
                                       ============    ============    ============    ============

Shares:
Weighted average common shares
   outstanding                           13,418,885      13,422,534      13,419,939      13,180,362
Net effect of dilutive stock options           --              --              --           169,762
                                       ------------    ------------    ------------    ------------
Weighted average common and common
   equivalent shares outstanding         13,418,885      13,422,534      13,419,939      13,350,124
                                       ============    ============    ============    ============
Net loss per common and
   common equivalent share             $       (.12)   $       (.32)   $       (.07)   $       (.17)
                                       ============    ============    ============    ============

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